Exhibit 2.2(a)

                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

      This FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment"), dated as of November 28, 2003, is entered into by and among LCS Group, Inc., a Delaware corporation ("LCS"), LCS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LCS ("Merger Sub"), Conversion Services International, Inc., a Delaware corporation ("CSI") and the persons listed on the signature pages hereof under the caption "Affiliated CSI Stockholders" (the "Affiliated CSI Stockholders", and, together with LCS, Merger Sub and CSI, the "Parties").

      WHEREAS, the Parties are parties to that certain Agreement and Plan of Reorganization, dated as of August 21, 2003 (the "Agreement");

      WHEREAS, pursuant to Section 11.5 of the Agreement, amendments to the Agreement may be made only by the written agreement of all of the Parties; and

      WHEREAS, the Parties desire to enter into this Amendment in order to memorialize certain amendments to the Agreement that have been agreed to by the Parties.

      NOW, THEREFORE, in light of the foregoing and intending to be legally bound, the Parties hereby amend the Agreement as follows:

      1. Capitalized Terms. Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed such terms in the Agreement.

      2. Amendment to Closing Date. To effect the extension of the Closing Date from December 31, 2003 to January 31, 2004, the Parties hereby agree to the following amendments to the Agreement:

      (a) Section 2.3 of the Agreement is hereby amended by deleting the date "December 31, 2003" appearing in the fourth line thereof and replacing such date with "January 31, 2004."

      (b) Section 11.1(b) of the Agreement is hereby amended by deleting the date "December 31, 2003" appearing in the first line thereof and replacing such date with "January 31, 2004."

      3. Amendment to LCS Certificate of Incorporation. Section 2.5(a) of the Agreement is hereby deleted in its entirety and replaced with the following provision in lieu thereof:

      "(a) LCS. The certificate of incorporation and bylaws of LCS in effect immediately prior to the Effective Time shall remain in full force and effect after the Effective Time; provided, however, that as of the Effective Time, LCS shall take all actions necessary to amend the certificate of incorporation of LCS in order to: (i) change the name of LCS to Conversion Services International, Inc., (ii) authorize an increase in the total number of shares of capital stock of LCS to one billion twenty million (1,020,000,000) shares; (iii) authorize an increase in the number of shares of Common Stock LCS is authorized to issue to one billion (1,000,000,000) (the


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

"Authorization Increase"); (iv) authorize the issuance of twenty million (20,000,000) shares of "blank check" preferred stock, par value $0.001 per share; (v) amend the provisions thereof regarding director liability on terms agreed to by the parties; and (vi) add a provision for director and officer indemnification on terms agreed to by the parties (all such amendments, collectively, the "Amended COI Matters")."

      4. LCS Directors and Officers. Section 2.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following provision in lieu thereof:

      "(a) LCS. As of the Effective Time, the parties hereto shall take all actions necessary to cause the following to be effected: (i) the directors of LCS shall be comprised of those persons nominated by CSI's principals and elected by the stockholders of LCS at the LCS Stockholders' Meeting and referenced as such in the Proxy Statement, and no other persons, (ii) the officers of CSI as of the Closing Date shall be appointed as the officers of LCS, and (iii) the officers and directors of LCS prior to the Effective Time shall resign."

      5. Amendment to Purchase Price. Section 2.7(b)(i) of the Agreement is amended by striking the words "four hundred and fifty million (450,000,000)" beginning in the tenth line thereof and replacing such words with "five hundred million (500,000,000)."

      6. Amendment to date of LCS' latest Form 10-QSB. Section 5.12 of the Agreement is hereby amended by deleting the date "May 31, 2003" appearing in the second and fifth lines thereof and replacing such date with "August 31, 2003."

      7. Capitalization of LCS at Closing. Section 7.11 of the Agreement is hereby deleted in its entirety and replaced with the following provision in lieu thereof:

      "7.11 LCS Capitalization After Closing. Immediately following the Effective Time (assuming the approval at the LCS Stockholders' Meeting of the Amended COI Matters), and by reason of the transactions contemplated by this Agreement and undertaken at the Closing, the Common Stock ownership of LCS shall be as follows:

--------------------------------------------------------------------------------
                                    Amount of             Percentage of Total
Holder(s)                      Common Stock Owned    Outstanding Common Stock(1)
--------------------------------------------------------------------------------
Scott Newman                      300,000,000(2)                50.6%
--------------------------------------------------------------------------------
Glenn Peipert                      150,000,000                  25.3%
--------------------------------------------------------------------------------
Former CSI Note Holders             50,000,000                  8.4%
--------------------------------------------------------------------------------
All LCS Stockholders Prior
to the Effective Time             93,000,000(3)                 15.7%
--------------------------------------------------------------------------------
TOTAL                             593,000,000(4)               100.00%
--------------------------------------------------------------------------------

1. Rounded to the nearest tenth. Subject to adjust as provided for in footnote 3.


                                     AP-2A
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2.    Excludes 50,000 shares owned by Scott Newman as of the date hereof.

3. The Parties agree that this amount includes the maximum number of shares of LCS Common Stock to be issued on or prior to the Closing to certain creditors of LCS (the "LCS Creditors"), including but not limited to Michael Mitchell and Alex Bruni, LCS' two executive officers, and in accordance with commitments by LCS to issue shares of its Common Stock when the Authorization Increase has been approved by the LCS stockholders (the recipients thereof herein referred to as the "LCS Common Stock Recipients").

      The Parties further acknowledge and agree that: (i) anything to the contrary in the Agreement notwithstanding, (ii) assuming the Authorization Increase, and (iii) by reason of the issuance of Common Stock to the LCS Common Stock Recipients:

            (a) as of the Effective Date, no more than 43,779,824 shares of LCS Common Stock (the "Recipient Stock") shall be issued to the LCS Common Stock Recipients and no more than 93,000,000 shares of LCS Common Stock in the aggregate shall be issued and outstanding ;

            (b) LCS shall have no obligation to issue any additional shares of its Common Stock, except for the 500,000,000 shares to be issued to the CSI Stockholders as provided in this Agreement;

            (c) Michael Mitchell shall receive no more than 18,313,157 shares of Common Stock (the "Mitchell Stock") at the Closing;

            (d) the number of shares of Common Stock comprising the Recipient Stock shall be reduced, at a rate of $0.03 per share, for every dollar less than $650,000 that the LCS Creditors may advance to the Company prior to the Closing;

            (e) the number of shares of Common Stock comprising the Mitchell Stock shall be reduced (and the shares to the LCS Creditors shall be increased), at a rate of $0.03 per share, for every dollar over $650,000 that the LCS Creditors may advance to the Company prior to the Closing; and

            (f) all indebtedness of LCS and any Affiliates thereof to the LCS Creditors shall either be converted into LCS Common Stock or forgiven at or prior to the Closing.

3.    Subject to downward adjustment as provided for in footnote 4 above."

      8. Amendment to LCS Closing Conditions. Section 9.2 is amended to add the following subparagraph at the conclusion of such Section:

      "(h) Simultaneously with or prior to the Closing, CSI shall have lawfully effected the merger of its affiliate, Doorways, Inc., with and into CSI, with CSI remaining as the surviving corporation following such merger."


                                     AP-3A

      9. Amendment to CSI Closing Conditions. Section 9.3 is amended to add the following subparagraphs at the conclusion of such Section:

      "(j) Simultaneously with or prior to the Closing, LCS shall have liquidated, sold, merged, reorganized and/or otherwise disposed of its subsidiary, LCS Golf, Inc., or all of the outstanding indebtedness owed by such entity, such that all outstanding indebtedness owed by such entity shall no longer be owed, directly or indirectly, by such entity or LCS and would not appear on the consolidated financial statements of LCS if such statements were prepared in accordance with GAAP as of the Closing Date.

      (k) The directors nominated by the principals of LCS to serve on the board of directors of LCS following the Merger shall have been duly elected by the stockholders of LCS at the LCS Stockholders' Meeting and all of the actions contemplated by Section 2.6(a) hereof shall have been effected.

      (l) Simultaneously with or prior to the Closing, LCS and/or CSI shall have entered into registration rights agreements with the former CSI Note Holders, the LCS Creditors and the LCS Common Stock Recipients, the terms of such agreements to be agreed to in good faith by the applicable parties, it being understood and agreed that such registration rights agreements shall provide the former CSI Note Holders and Michael Mitchell with no less than one (1) demand registration right and unlimited "piggyback" registration rights and the other LCS Creditors and the LCS Common Stock Recipients with unlimited "piggyback" registration rights."

      10. Certain Conforming Amendments. The following sections of the Agreement are amended to reflect the amendments to the Agreement effected hereby:

      (a) Section 3.28 of the Agreement is amended by striking the words "Authorization Increase" in the fourth line thereof and replacing such words with "Amended COI Matters, the Stock Option Plan and the election of directors and other matters contemplated by Section 2.6(a) hereof."

      (b) Section 5.3 of the Agreement is hereby amended by striking the words "except to amend the certificate of incorporation of LCS to increase the number of shares of Common Stock it is authorized to issue to one billion (1,000,000,000) (the "Authorization Increase")" beginning in the fifth line there and replacing such words with "except to amend the certificate of incorporation of LCS to effect the Amended COI Matters."

      (c) Section 5.4 of the Agreement is amended by striking the words "Authorization Increase" in the third line thereof and replacing such words with "Amended COI Matters."

      (d) Section 5.31 of the Agreement is amended by striking the words "Authorization Increase" in the third line thereof and replacing such words with "Amended COI Matters."

      (e) Section 7.10 of the Agreement is hereby deleted in its entirety and replaced with the following:


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

      "Section 7.10 Amended COI Matters and Approval of Stock Option Plan. LCS shall use its best efforts to effect the Amended COI Matters and obtain stockholder approval of a stock option plan (the "Stock Option Plan") acceptable to CSI and the Affiliated CSI Stockholders."

      (f) The first sentence of Section 8.1(a) of the Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following: "As promptly as practicable after the date of this Agreement, LCS shall prepare and cause to be filed with the Commission the Proxy Statement with respect to the Amended COI Matters, the Stock Option Plan and the election of LCS directors nominated by CSI's principals as contemplated by Section 2.6 hereof."

      (g) Section 9.3(f) of the Agreement is hereby deleted in its entirety and replaced with the following provision in lieu thereof:

      "(f) At Closing, LCS shall have effected the Amended COI Matters and, excluding all treasury shares, it shall have 93,000,000 shares of LCS Common Stock issued and outstanding on a fully-diluted basis (subject to downward adjustment as provided for herein), excluding the shares of LCS Common Stock to be issued as part of the Purchase Price."

      (h) Section 11.1(e) of the Agreement is amended by striking the words "Authorization Increase is" in the seventh line thereof and replacing in lieu thereof such words with "Amended COI Matters are."

      (i) The definition of "Authorization Increase" appearing on Annex A to the
Agreement  is  deleted  and  replaced  in  lieu  thereof  with  the   following:
"Authorization Increase" has the meaning set forth in Section 2.5(a)."

      11. No Further Amendment. Except as amended hereby, the Agreement remains unchanged and in full force and effect.

                            [Signature Page Follows]


                                     AP-5A

      IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement and Plan of Reorganization to be duly executed as of the date first above written.

                                LCS GROUP, INC.

                                By: /s/ Michael Mitchell
                                    --------------------------------------------
                                    Name:  Michael Mitchell
                                    Title: President

                                LCS ACQUISITION CORP.

                                By: /s/ Michael Mitchell
                                    --------------------------------------------
                                    Name:  Michael Mitchell
                                    Title: President

                               CONVERSION SERVICES INTERNATIONAL, INC.

                                By: /s/ Scott Newman
                                    --------------------------------------------
                                    Name:  Scott Newman
                                    Title: President and Chief Executive Officer

AFFILIATED CSI STOCKHOLDERS:

     /s/ Scott Newman
--------------------------------
Scott Newman

     /s/ Glenn Peipert
--------------------------------
Glenn Peipert